Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact:	William J. Wagner, President and Chief Executive Officer (814) 726-2140 William W. Harvey, Jr., Executive Vice President and Chief Financial Officer (814) 726-2140
Northwest Bancorp, Inc. Announces Adoption of Plan of Conversion and Reorganization
Warren, PA, August 27, 2009 — Northwest Bancorp, Inc. (the “Company”) (NASDAQ: NWSB), the holding company for Northwest Savings Bank, announced today that the Boards of Directors of Northwest Bancorp, MHC (the “MHC”), the Company and Northwest Savings Bank have unanimously adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”) pursuant to which Northwest Savings Bank will reorganize from the two-tier mutual holding company to the stock holding company structure and will undertake a “second-step” stock offering of new shares of common stock.
As part of the reorganization, the MHC, which owns approximately 63.0% of the outstanding common stock of the Company, will be merged with and into Northwest Savings Bank and its shares in the Company will be retired. Shareholders of the Company, other than the MHC, will receive shares in the new corporation that will become the new holding company for Northwest Savings Bank in an exchange offer pursuant to an exchange ratio designed to preserve their aggregate percentage ownership interest in the Company, subject to adjustment to reflect the funding of the Foundation. This exchange ratio will be determined based upon an appraisal of the new holding company, which will be performed by an independent appraiser at a later date. The headquarters of the Company and Northwest Savings Bank will remain in Warren, Pennsylvania.
The new holding company will offer its shares of common stock in an amount representing the approximate percentage ownership currently held by the MHC, also to be based on the appraisal of the Company. The shares will be offered and sold to Northwest Savings Bank’s eligible depositors as of June 30, 2008, to Northwest Savings Bank’s tax-qualified employee benefit plans and to members of the general public (with preference to natural persons living in the Bank’s community as set forth in the Plan of Conversion) in a subscription and community offering, a syndicated community offering and/or a firm commitment offering, if necessary, in the manner, and subject to the priorities, set forth in the Plan of Conversion.
The Plan of Conversion provides for the establishment of the Northwest Charitable Foundation, an endowment for Northwest Savings Bank’s continued commitment to its communities that will be funded with stock and cash from the conversion transaction, subject to the approval of depositors of Northwest Savings Bank and shareholders of the Company.

The transactions contemplated by the Plan of Conversion are subject to approval by the Company’s shareholders (other than MHC), the members of the MHC (depositors of Northwest Savings Bank), the Office of Thrift Supervision (OTS), the Federal Deposit Insurance Corporation and the Department of Banking of the Commonwealth of Pennsylvania.
Special meetings of the Company’s shareholders and the members of the MHC will be held to approve the Plan of Conversion; it is likely that those meetings will be held at the end of the fourth quarter of 2009. A prospectus or proxy statement-prospectus, as applicable, and other proxy materials containing detailed information relating to the Plan of Conversion, details of the offering, and business and financial information about the Company will be sent to shareholders of the Company and MHC members prior to the special meetings.
Northwest Savings Bank’s normal business operations will continue without interruption during the conversion and offering process. The transaction will not affect the existing terms and conditions of deposit accounts and loans with Northwest Savings Bank. Deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by law.
Founded in 1896 and headquartered in Warren, Pennsylvania, Northwest Bancorp, Inc., through its subsidiary Northwest Savings Bank, currently operates 167 community-banking locations in Pennsylvania, New York, Ohio, Maryland and Florida. Northwest Savings Bank is a full-service financial institution offering a complete line of retail and business banking products as well as investment management and trust services. The Company also operates 49 consumer finance offices in Pennsylvania through its subsidiary, Northwest Consumer Discount Company.
Northwest Bancorp, Inc.’s stock is listed on the NASDAQ Global Select Market. Additional information regarding Northwest Bancorp, Inc. can be accessed on-line at www.northwestsavingsbank.com.
This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form. The shares of common stock of the Company are not savings accounts or savings deposits, which may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.
Forward-Looking Statements — This press release may contain forward-looking statements with respect to the financial condition and results of operations of Northwest Bancorp, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans. Management has no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release.